EXHIBIT 99.1
	FOR:	OshKosh B'Gosh, Inc.

	CONTACT:	David L. Omachinski President and Chief Operating Officer, OshKosh B'Gosh, Inc. 920-232-4140

OR

Michael L. Heider Vice President Finance, Treasurer and Chief Financial Officer OshKosh B'Gosh, Inc. 920-232-4418
For Immediate Release
	CONTACT:	Investor Relations Cara O'Brien/Melissa Myron Financial Dynamics 212-850-5600

OSHKOSH B'GOSH, INC. REPORTS FIRST QUARTER 2004 RESULTS
 Company Reaffirms Fiscal 2004 Guidance

Oshkosh, WI -- April 21, 2004 -- Oshkosh B'Gosh, Inc. (NASDAQ:GOSHA), today reported financial results for its first quarter ended April 3, 2004.

First quarter net sales were $79.5 million versus $99.3 million last year. The first quarter of fiscal 2004 contained 13 weeks compared to 14 weeks in fiscal 2003, which accounts for a portion of the year-over-year sales decline. Softer Spring 2004 bookings, including the impact of the previously announced Kids 'R' Us store closings, resulted in wholesale net sales of $32.1 million compared to $50.5 million in the year-ago period. The Company's first quarter retail comparable store sales (for the comparable 13 week period) increased 1.1%. Retail net sales declined 2.9% to $46.5 million. During the quarter, the Company opened two new Family Lifestyle stores as planned, closed five outlet stores, and ended the quarter with 162 total retail locations.

Gross margin was 38.7% compared to 41.0% for the first quarter of 2003, primarily due to increases in promotional support to wholesale customers combined with an aggressive promotional pricing policy in Company-operated stores undertaken to liquidate excess inventory. Selling, general and administrative expenses decreased to $36.6 million compared to $40.8 million last year due in part to implementation of the Company's initiatives, announced in December, to streamline its operations and workforce in light of the soft wholesale market. Net loss was $1.2 million, or $0.10 per diluted share. Excluding the gain on the sale of the vacant Oshkosh, Wisconsin distribution facility that was sold during the first quarter of 2004, net loss totaled $1.9 million, or $0.16 per diluted share. This compares to net income of $1.3 million, or $0.11 per diluted share, last year.

Douglas W. Hyde, Chairman and Chief Executive Officer, said, "Despite the difficult first quarter results, we believe we have now stabilized the core businesses and can focus on executing our strategic initiatives to revitalize the Company. As we've discussed before, our plan includes reinvigorating the OshKosh brand, improving the core wholesale and outlet store businesses and implementing our Family Lifestyle store strategy, which is our primary growth vehicle.

Mr. Hyde concluded, "While the year ahead will be one of transition, our first quarter results were generally in line with our internal targets and our strategic initiatives are progressing as planned. Additionally, we are confident that our strong balance sheet, with no long-term debt, and industry-leading brand recognition provide us a very solid platform from which to execute our long-term plan. As such, we reaffirm our previously announced guidance for fiscal 2004 of net sales in the range of $390 million to $410 million, with retail sales accounting for approximately 65% of the total, and earnings per share between $0.75 and $0.95."

OshKosh B'Gosh will host a webcast of its first quarter results conference call today at 10:00 a.m., Eastern Time. Investors and the media are invited to listen to the call at the Company's web site, www.oshkoshbgosh.com. An archive of the webcast will be available on the same site.

OshKosh B'Gosh, Inc. is best known as a premier marketer of quality children's apparel and accessories, available in over 50 countries around the world. The Company is headquartered in Oshkosh, Wisconsin.

Statements contained herein that relate to the Company's future performance including, without limitation, statements with respect to the Company's anticipated financial position, results of operations or level of businesses for 2004 or any other future period, are "forward-looking statements" within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements, which are generally indicated by words or phrases such as "plan", "estimate", "guidance", "project", "anticipate", "reaffirm", "the Company believes", "management expects", "currently anticipates", and similar phrases are based on current expectations only and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, projected, or estimated.

Among the factors that could cause actual results to materially differ include the level of consumer spending for apparel, particularly in the children's wear segment; risks associated with competition in the market place, including the financial condition of and consolidations, restructurings and other ownership changes in, the apparel and related products industry and the retail industry, the introduction of new products or pricing changes by the Company's competitors, price deflation in the apparel industry, and the Company's ability to remain competitive with respect to product, service and value; risks associated with the Company's dependence on sales to a limited number of large department and specialty store customers, including risks related to customer requirements for vendor margin support, as well as risks related to extending credit to large customers; risks associated with possible deterioration in the strength of the retail industry, including, but not limited to, business conditions and the economy, natural disasters, and the unanticipated loss of a major customer; risks related to the failure of Company suppliers to timely deliver needed raw materials, risks associated with importing its products using a global transportation matrix and the Company's ability to correctly balance the level of its commitments with actual orders; risks associated with terrorist activities as well as risks associated with foreign operations including global disease management; risks related to the Company's ability to defend and protect its trademarks and other proprietary rights and other risks related to managing intellectual property issues. In addition, the inability to ship Company products within agreed time frames due to unanticipated manufacturing, distribution system or freight carrier delays or the failure of Company contractors to deliver products within scheduled time frames are risk factors in ongoing business. As a part of the Company's product sourcing strategy, it routinely contracts for apparel products produced by contractors in Asia, Africa, Mexico and Central America. If financial, political or other related difficulties were to adversely impact the Company's contractors in these regions, it could disrupt the supply of product contracted for by the Company.

The forward-looking statements included herein are only made as of the date of this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

OSHKOSH B'GOSH, INC. AND SUBSIDIARIES
Summary of Net Sales
(In millions)

	Net Sales (in millions)

	Domestic

	Wholesale	Retail	Other	Total

Three months ended:
April 3, 2004	$32.1	$46.5	$0.9	$79.5
April 5, 2003	50.5	47.9	0.9	99.3

Increase (decrease)	$(18.4)	$(1.4)	$--	$(19.8)

Percent increase (decrease)	(36.4%)	(2.9%)	--	(19.9%)

OSHKOSH B'GOSH, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	April 3, 2004	January 3, 2004*

	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$17,411	$23,931
Accounts receivable, net	14,167	16,669
Inventories	62,205	61,358
Prepaid expenses and other current assets	8,791	8,316
Deferred income taxes	9,100	10,100

Total current assets	111,674	120,374

Property, plant and equipment	72,523	72,416
Less accumulated depreciation and amortization	50,067	48,720

Net property, plant and equipment	22,456	23,696

Non-current deferred income taxes	2,550	2,000
Other assets	5,280	5,855

Total assets	$141,960	$151,925

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$12,991	$16,961
Accrued liabilities	30,140	33,552

Total current liabilities	43,131	50,513

Employee benefit plan liabilities	13,320	13,647

Shareholders' equity
Preferred stock	--	--
Common stock:
Class A	96	94
Class B	22	22
Additional paid-in capital	3,183	--
Retained earnings	85,193	87,649
Unearned compensation under restricted stock plan	(2,985)	--

Total shareholders' equity	85,509	87,765

Total liabilities and shareholders' equity	$141,960	$151,925

*Condensed from audited financial statements.

OSHKOSH B'GOSH, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Month Period Ended

	April 3, 2004	April 5, 2003

Net Sales	$79,507	$99,287

Cost of products sold	48,709	58,583

Gross profit	30,798	40,704

Selling, general and administrative expenses	36,594	40,818
Royalty income, net	(2,863)	(2,213)
(Gain) loss on sale of assets	(1,037)	39

Operating income (loss)	(1,896)	2,060

Other income (expense):
Interest expense	(49)	(74)
Interest income	67	42
Miscellaneous	9	6

Other income (expense) -- net	27	(26)

Income (loss) before income taxes	(1,869)	2,034

Income taxes (benefit)	(673)	753

Net income (loss)	$(1,196)	$1,281

Net income (loss) per common share
Basic	$(0.10)	$0.11
Diluted	$(0.10)	$0.11

Weighted average common shares outstanding
Basic	11,693	11,915
Diluted (including share equivalents)	11,693	12,037

Cash dividends per common share
Class A	$0.110	$0.070
Class B	$0.095	$0.060

OSHKOSH B'GOSH, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Month Period Ended

	April 3, 2004	April 5, 2003

Cash flows from operating activities
Net income (loss)	$(1,196)	$1,281
Depreciation and amortization	1,575	1,676
Deferred income taxes	450	580
Income tax benefit from stock options exercised	2	173
Items in net income not affecting cash and cash equivalents	(1,186)	(33)
Changes in current assets	1,180	(10,455)
Changes in current liabilities	(7,382)	(6,426)

Net cash used in operating activities	(6,557)	(13,204)

Cash flows from investing activities
Additions to property, plant and equipment	(472)	(447)
Proceeds from disposal of assets	1,869	31
Changes in other assets	(120)	(278)

Net cash provided by (used in) investing activities	1,277	(694)

Cash flows from financing activities
Dividends paid	(1,259)	(813)
Net proceeds from issuance of common shares	19	10
Repurchase of common shares	--	(2,584)

Net cash used in financing activities	(1,240)	(3,387)

Net decrease in cash and cash equivalents	(6,520)	(17,285)

Cash and cash equivalents at beginning of period	23,931	36,198

Cash and cash equivalents at end of period	$17,411	$18,913